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                                                                     EXHIBIT 5.1

October 31, 2003


Fifth Third Bank,                       Citigroup Global Markets Inc.,
as Indenture Trustee                    as representative of the Underwriters
38 Fountain Square Plaza                named in the Underwriting Agreement
Cincinnati, OH 45263                    dated October 27, 2003
                                        388 Greenwich Street, 35/th/ Floor
                                        New York, New York 10013

Education Funding Capital Trust - III
c\o Fifth Third Bank as Co-Owner Trustee
38 Fountain Square Plaza
Cincinnati, Ohio 45263

     Re:  Education Funding Capital Trust - III

Ladies and Gentlemen:

     We have acted as counsel to Education Funding Capital I, LLC, a Delaware limited liability company (the "Depositor"), in connection with the Depositor's Prospectus dated as of October 27, 2003 and the Prospectus Supplement dated as of October 27, 2003 (together, the "Prospectus") with respect to the Series A-1 Education Loan Backed Notes, Series A-2 Education Loan Backed Notes, Series A-3 Education Loan Backed Notes, Series A-4 Education Loan Backed Notes, Series A-5 Education Loan Backed Notes, Series A-6 Education Loan Backed Notes, Series A-7 Education Loan Backed Notes, Series A-8 Education Loan Backed Notes, and Series B-1 Education Loan Backed Notes, (the "Notes") to be issued by Education Funding Capital Trust - III, a Delaware statutory trust (the "Issuer"). Capitalized terms used but not defined herein shall have the definitions assigned to such terms in the Prospectus. The Notes will be issued pursuant to the Indenture of Trust dated as of October 1, 2003, as supplemented by the First Supplemental Indenture of Trust dated as of October 1, 2003 (collectively, the "Indenture") among the Issuer, Fifth Third Bank, as eligible lender trustee on behalf of the Issuer (the "Eligible Lender Trustee") and Fifth Third Bank as indenture trustee (the "Indenture Trustee").

     In the course of rendering this opinion, our review has been limited solely to the following documents or certificates authenticated or certified to our satisfaction:

     (i)   the Prospectus and Prospectus Supplement;

     (ii) the Certificate of Formation and Limited Liability Company Agreement of the Depositor;

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Fifth Third Bank
Education Funding Capital Trust - III
Citigroup Global Markets Inc.
October 31, 2003
Page 2

     (iii) the Trust Agreement dated as of September 3, 2003 and the Amended and Restated Trust Agreement dated as of October 1, 2003, relating to the Issuer among the Depositor, Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee and Fifth Third Bank, not in its individual capacity but solely as Co-Owner Trustee (collectively, the "Trust Agreement");

     (iii) the Indenture; and

     (iv) such other documents as we deemed necessary and appropriate under the circumstances.

     In such examination, we have assumed the genuineness of all signatures (of parties other than the Depositor and the Issuer) on original documents and the conformity to the original documents of all copies submitted to us. We have also assumed the due execution and delivery by and enforceability against the parties thereto (as to all parties other than the Depositor and the Issuer) of all documents that we have examined where due execution and delivery or enforceability is a prerequisite to the effectiveness thereof. As to various facts material to our opinion, we have relied upon statements or certificates of officers and representatives of the Depositor.

     Based upon the foregoing examinations and assumptions and subject to the further assumptions, exceptions and qualifications set forth below, subject to the further assumption that the Notes have been validly authorized and executed by or on behalf of the Issuer, issued and authenticated in accordance with the provisions of the Indenture and issued, delivered to and paid for by the Underwriters in accordance with the provisions of the Underwriting Agreement dated as of October 27, 2003 among Education Lending Group, Inc., the Depositor, Education Lending Services, Inc., the Issuer and Citigroup Global Markets Inc. as representative of the underwriters (the "Underwriting Agreement"), it is our opinion that the Notes constitute valid and binding obligations of the Issuer enforceable in accordance with their terms and entitled to the benefits of the Indenture, except as follows:

          (A) the enforceability of the Notes and the Indenture may be limited by bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws affecting creditors' rights generally, including court decisions interpreting such laws, statutes of limitations and personal jurisdiction;

          (B) the enforceability of the Notes and the Indenture and the availability of specific performance, injunctive relief and other forms of equitable relief are subject to

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Fifth Third Bank
Education Funding Capital Trust - III
Citigroup Global Markets Inc.
October 31, 2003
Page 3

     principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

          (C) no opinion is expressed with respect to the enforceability of any provisions of the Notes or the Indenture that purport to require payment or reimbursement of attorneys' fees or litigation expenses of another party.

     This opinion is provided as a legal opinion only. No opinion may be inferred or implied beyond the matters expressly stated herein. This opinion is solely for the benefit of the addressees set forth above. This opinion may be relied upon by Fitch Ratings, Moody's Investors Service, Inc. and Standard & Poor's. This opinion may not be relied upon in any manner or used by any other person without our express written consent. This opinion speaks as of its date only and we disclaim any undertaking or obligation to advise you of changes that hereafter may come to our attention.


                                        Very truly yours,

                                        /s/ Thompson Hine LLP

                                        Thompson Hine LLP